Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful is publicly disclosed.

Exhibit 10.9

Amtech Systems, Inc.

131 South Clark Drive
Tempe, Arizona 85281

August 4, 2022

Jong S. Whang

Amtech Systems, Inc.

131 South Clark Drive

Tempe, Arizona 85281

RE: Letter Agreement Regarding Board Retirement and Related Terms

Dear JS,

As you know, we’ve been discussing your retirement from the Board of Directors (the “Board”) of Amtech Systems, Inc. (the “Company”), payments that would be made to you by the Company upon such retirement, your role with the Company thereafter, and the mutual termination of your employment agreement. The purpose of this letter agreement (this “Agreement”) is to set forth the terms with respect to the foregoing and to obtain your agreement to the same.

Mutual Termination of Employment Agreement

Effective upon your execution of this Agreement (the “Effective Date”), the Company and you each agree that the Second Amended and Restated Employment Agreement between the Company and you, dated February 9, 2012 (as theretofore amended, the “Employment Agreement”), is hereby terminated and of no further force or effect. The Company and you agree that effective December 31, 2023 (the “Separation Date”), your employment with the Company will automatically terminate.

Role with Amtech

During the period between the Effective Date and the Separation Date (the “Transition Period”), you will remain employed full-time by the Company. The Company will employ you to serve solely in an M&A support role, reporting to the Chief Executive Officer of the Company (the “CEO”). Your duties in this role will be determined from time to time by and at the discretion of the CEO. You will receive an annual base salary of $100,000, payable in accordance with the Company’s payroll practices. During this Transition Period, you will be provided such employee benefits as are provided to other employees of the Company in accordance with Company policy. The Company reserves the right to amend or terminate any employee benefit plan, practice, or program at any time in its sole discretion, subject to the terms of any underlying plan document or applicable law. If you are terminated without “Cause” prior to the Separation Date, you shall be entitled to receive the aforementioned base salary during the period stemming from such termination date to the Separation Date, payable in accordance with the Company’s normal payroll

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Jong S. Whang

Amtech Systems, Inc.

August 4, 2022

practices. For purposes of this Agreement, the term “Cause” shall have the same meaning as set forth in the Employment Agreement, which is set forth as follows for ease of reference: The term “Cause” shall mean (i) your willful, repeated or negligent failure to perform your duties hereunder and to comply with any reasonable or proper direction given by or on behalf of the CEO and the continuation of such failure following twenty (20) days written notice to such effect, (ii) you being guilty of serious misconduct on the Company's premises or elsewhere, whether during the performance of your duties or not, which is reasonably likely to cause material damage to the reputation of the Company or render it materially more difficult for you to satisfactorily continue to perform your duties and the continuation or a second instance of such serious misconduct following twenty (20) days written notice to such effect; (iii) you being found guilty in a criminal court of any offense of a nature which is reasonably likely to materially adversely affect the reputation of the Company or to materially prejudice its interests if you were to continue to be employed by the Company; or (iv) your commission of any act of fraud or theft involving the Company or its business, or any intentional tort against the Company. Notwithstanding the foregoing, “Cause” shall only be deemed to exist if it is so determined by a resolution duly adopted by the Board, at a duly noticed meeting at which you and your counsel are first given the opportunity to address the Board with respect to such determination.

You agree and acknowledge that as of the Separation Date, you shall not hold yourself out as an employee, agent, or authorized representative of the Company, negotiate or enter into any agreements on behalf of the Company, or otherwise attempt to bind Company.

The extension of your employment beyond the Separation Date, or your engagement as a consultant to the Company thereafter, in each case shall be subject to the review and approval of the Board. The terms of any consulting arrangement shall be subject to the mutual agreement of you and the Company.

Board Retirement

[****]. Although your employment with the Company may continue through the Separation Date, you agree to voluntarily retire from the Board effective at the close business, Arizona time, on December 31, 2022.

Upon your retirement from the Board, (a) the Company will pay you a lump sum payment equal to $400,000.00 in recognition of your service, which will be subject to applicable deductions required by law and will be paid upon your retirement from the Board (i.e., December 31, 2022), and (b) you will be eligible to receive additional incentive compensation, the amount of which is dependent upon [****]. If [****], the Company will pay you a lump sum payment equal to fifty percent (50%) of [****], subject to a cap of $200,000.00, which payment will be subject to applicable deductions required by law and will be paid within sixty (60) days after [****].

In exchange for the payment of the $400,000.00 discussed in the paragraph above, and as a condition of receipt of any such payment, you agree to execute no later than December 31, 2022, and not to revoke the release attached hereto, of any and all claims against the Company and any parent, subsidiary, affiliate or other related party with respect to all matters arising out of your

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Jong S. Whang

Amtech Systems, Inc.

August 4, 2022

employment, or termination thereof (a “Release”). Should you, for whatever reason, fail to execute, or you revoke, the Release, you shall not be entitled to any portion of the compensation discussed in this paragraph, and you further acknowledge and agree that your entitlement to any future such amounts shall be forfeited.

Misc.

You and the Company agree to keep the terms of this Agreement confidential; provided, that you and the Company may disclose the terms of this Agreement to your respective counsel, accountants and advisers and as may be necessary to comply with any legal requirement, including, without limitation, any tax reporting obligations or disclosure obligations required by the Securities and Exchange Commission. You and the Company agree to instruct their advisors that they must similarly agree to keep the details of this Agreement confidential.

This Agreement shall be governed and construed in accordance with the internal laws of the State of Arizona, without application of choice of law or conflicts of law principles. All disputes arising hereunder shall be resolved exclusively in state or federal courts located in Maricopa County, Arizona, to which jurisdiction and venue you and the Company irrevocably consent.

Very truly yours,

/s/ Robert C. Daigle

Robert C. Daigle

Chairman of the Board

ACKNOWLEDGED AND AGREED TO:

/s/ Jong S. Whang____________

Jong S. Whang

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WAIVER AND RELEASE AGREEMENT

This Waiver and Release Agreement (“Release”) is entered into by and between J.S. Whang (“Employee”) and Amtech Systems, Inc. (the “Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement (as defined below).

WHEREAS, Employee has entered into a letter agreement with the Company (the “Agreement”) to which this Release was attached, pursuant to which Employee is eligible to receive incentive compensation relating to the Kingston Receivable (as defined in the Agreement), conditioned in part on Employee’s execution of this Release; and

WHEREAS, in order to induce the Company to enter into the Agreement, Employee has agreed to execute and deliver this Release, and, accordingly, the Company and Employee (collectively, the “Parties”) desire to execute this Release.

NOW, THEREFORE, in consideration of the mutual agreements and promises contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereby agree as follows:

1.
General Release of Claims. In exchange for the Kingston Receivable incentive compensation, the sufficiency of which is hereby acknowledged, Employee, on behalf of himself and his heirs, legal representatives, successors and assigns, waives and releases (i.e., gives up) all known and unknown claims which he may have, that arise out of or relate to anything that occurred before the date that Employee signed this Release, against the Company, its parent companies, subsidiaries, and affiliates, and their respective past, present and future officers, directors, managers, managing member, partners, general partners, limited partners, managing directors, members, trustees, shareholders, representatives, employees, principals, agents, affiliates, parents, subsidiaries, joint ventures, predecessors, successors, assigns, beneficiaries, heirs, executors, personal or legal representatives, insurers and attorneys of any of them (each, a “Released Party” and collectively, the “Released Parties”). For example, and without limitation, Employee is releasing the Released Parties from:

a.
any and all claims relating to or arising from his employment relationship with the Released Parties;

b.
any and all claims of breach of contract, both express and implied, breach of the covenant of good faith and fair dealing, retaliation claims including but not limited to workers’ compensation retaliation claims, promissory estoppel, fraudulent, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment, conversion, and any other claim for tort or wrongful treatment;

c.
any and all claims for violation of any federal, state, county, municipal or local statute, regulation, code or ordinance, including, but not limited to, Title VII of the Civil Rights

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Act of 1964, as amended (42 U.S.C. §§2000e et seq.); the Civil Rights Act of 1991, as amended; Sections 1981 and 1983 of the Civil Rights Act of 1866, as amended (42 U.S.C. §§1981, 1983); the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended (29 U.S.C. §§621 et seq.); the Americans with Disabilities Act of 1990 (“ADA”), as amended (42 U.S.C. §§12101 et seq.); the Rehabilitation Act of 1973, as amended (29 U.S.C. §§701 et seq.); the Genetic Information Nondiscrimination Act of 2008, as amended (42 U.S.C. § 2000ff); the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended (29 U.S.C. §§1001 et seq.); the Uniformed Services Employment and Reemployment Rights Act of 1994 (“USERRA”), as amended, (38 U.S.C. §§4301 et seq.); the Vietnam Era Veterans’ Readjustment Assistance Act of 1974 (“VEVRAA”), as amended (38 U.S.C. §§4211 et seq.); Executive Order 11246, as amended, the Sarbanes-Oxley Act of 2002, as amended; the Family and Medical Leave Act of 1993 (“FMLA”), as amended (29 U.S.C. §§2601 et seq.); the National Labor Relations Act, as amended (29 U.S.C. §§151 et seq.), the Worker Adjustment and Retraining Notification Act (“WARN”), as amended (29 U.S.C. §§2101 et seq.) and any similar state or local plant closing laws, as amended, the Equal Pay Act of 1963, as amended (29 U.S.C. §§206(d)); the False Claims Act, as amended (31 U.S.C. § 3729 et seq.); and any other wage and hour claims that can be waived; the statutes, laws, ordinances, regulations, or common laws of the State of Arizona, including but not limited to, Arizona wage laws, Arizona equal pay laws, the Arizona Employment Protection Act, the Arizona Civil Rights Act, the Arizona Occupational Health and Safety Act, Arizona right to work laws, Arizona employee drug testing laws, the Arizona Medical Marijuana Act, Arizona genetic testing laws, the Arizona criminal code, all as amended and including their implementing regulations;

d.
Specific ADEA Waiver and Release. By signing this Release, Employee specifically waives and releases any claims he may have against the Released Parties under the ADEA, which prohibits discrimination on the basis of age against individuals ages 40 and older, with the exception of any rights or claims that may arise under the ADEA after the date that Employee signs this Release.

e.
any and all claims arising out of any other federal, state or local laws and regulations, and any and all common law claims, relating to employment or employment discrimination, harassment or retaliation; and

f.
any and all claims for attorneys’ fees and costs.

2.
Unknown Claims. This Release extends to all claims Employee may now have, even claims unknown at this time. Employee understands that after signing this Release he may discover claims or facts different from or in addition to those which he now knows or believes to exist, and which, if known or suspected at the time of entering into this Release, may have materially affected this Release or his decision to sign it. Nevertheless, the waiver and release in this Release shall remain effective in all respects regardless of any such different or additional facts.

3.
Claims Not Released. By signing this Release, Employee is not waiving any rights he may have to: (a) his own vested accrued employee benefits, if any, as of the date that Employee signed this Release, under the Company’s health and welfare and retirement benefit plans; (b) benefits

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under applicable workers’ compensation statutes or government-provided unemployment benefits; and (c) claims that the law does not permit Employee to waive by signing this Release. In addition, nothing in this Release shall prohibit or prevent Employee from filing a charge with or participating, testifying or assisting in any investigation, hearing or other proceeding before the U.S. Equal Employment Opportunity Commission (“EEOC”) or a state or local fair employment practices agency, except that the Employee may not recover any monetary benefits or other relief in connection with any such claim, charge or proceeding filed by him or filed by others on his behalf. Finally, nothing in this Release shall be construed to waive Employee’s right to enforce any provision of this Release or challenge the validity of this Release under the ADEA.

4.
Agreement Not to Sue. Employee represents and agrees that he has not filed any complaint, charge, claim, action or lawsuit (collectively, “Actions”) against the Released Parties with any federal, state or local agency or court. Except as provided in Paragraphs 2 and 3, Employee represents and agrees that: (a) he will not file any Actions at any time, regarding any claim that he has released in this Release; and (b) if Employee files an Action asserting any claim that he has released in this Release, he understands and agrees the Released Parties will be entitled to recover from him their attorneys’ fees, other defense costs, and any other damages that his suit or action causes, as applicable. Nothing in this Release prevents Employee from reporting possible violations of applicable law to any governmental agency or from providing truthful information to a court of competent jurisdiction, to an administrative agency, or to an investigatory body.

5.
Representations. As part of this Release, Employee represents and agrees that: (a) he has not assigned or transferred any claims described in this Release to any third parties; (b) he has not suffered any job-related wrongs or injuries for which he might still be entitled to compensation or relief in the future; (c) he is not aware of or has disclosed to the Company any alleged impropriety or wrongdoing on the part of the Released Parties; (d) he has fully complied with Employee’s obligations under the Company policies and any agreement between Employee and the Company regarding confidentiality and/or intellectual property; (e) he has properly reported all hours that he worked, if applicable; and (f) he has been paid all wages, overtime, commissions, compensation, benefits, and other amounts that the Company should have paid him before the date that Employee signed this Release.

6.
No Admission of Liability. Employee acknowledges and agrees that nothing contained in this Release shall be construed as an admission by the Company of any: (a) liability; (b) violation of any federal, state, or local law, regulation or order; (c) breach of contract, actual or implied, (d) commission of any tort; or (e) other wrongdoing.

7.
Severability. A determination by a court that any provision of this Release is invalid, illegal or unenforceable shall not affect the validity, legality or enforceability of any other provision of this Release. In addition, if any provision contained in this Release is found to be invalid, illegal or unenforceable, the Parties agree that such invalid, illegal or unenforceable provision shall be modified and replaced with a new provision that, to the extent permissible, achieves substantially the same practical or economic effect and which is valid and enforceable.

8.
No Waiver. The failure of either Party to insist, in any one or more instances, on compliance with or performance of any of the terms, promises or conditions of this Release, or to exercise any

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of its rights, shall not be construed as a waiver or relinquishment of such term, promise, condition or right with respect to further compliance with or performance.

9.
Choice of Law. This Release will be interpreted in accordance with the laws of the State of Arizona, without giving effect to its conflict of law principles.

10.
Entire Agreement. This Release and the Agreement contain all the agreements between Employee and the Company relating to the Kingston Receivable incentive compensation and supersede any prior agreements or representations between the Parties as to the subjects covered. This Release may be modified, supplemented or superseded only in a written document signed by Employee and an authorized representative of the Company.

11.
Section 409A. This Release and the payments and benefits provided hereunder are intended to comply with or otherwise be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and shall be construed, interpreted, and administered in a manner consistent with such intent. Any payment made under this Release will be treated as a separate payment and the right to a series of installment payments under this Release will be treated as a right to a series of separate payments. If Employee is a “specified employee” (within the meaning of Section 409A), any payments or benefits that are treated as nonqualified deferred compensation for purposes of Section 409A and that are payable or provided as a result of Employee’s “separation from service” (within the meaning of Section 409A) that would otherwise be paid or provided prior to the earliest of the dates set forth in this sentence shall instead be deferred, accumulated, and paid in a lump sum or provided on the earliest of (i) the first day of the seventh month following Employee’s separation from service or (ii) the date of Employee’s death.

12.
Consideration and Revocation Periods; Effective Date. By signing below, in addition to releasing all claims described herein, Employee acknowledges and agrees as follows:

a.
Consultation with an Attorney. Employee has been specifically advised to consult with an attorney, at his own expense, prior to signing this Release, and has consulted with such counsel to the extent Employee has deemed necessary before signing this Release.

b.
Consideration Period. Employee understands that he can take up to 21 calendar days from the date he was provided this Release to decide whether to sign it (the “Consideration Period”), and he has been given at least 21 calendar days to consider the actual terms of this Release and consult with an attorney of Employee's choice. Employee further understands that changes to this Release, whether material or immaterial, do not restart the running of the 21-day period. Employee understands that to receive the Kingston Receivable incentive compensation, he must deliver this signed Release to the Company to the person and address listed below so that it is received by the Company on or before the expiration of the Consideration Period. Employee agrees to waive the balance of the Consideration Period if he voluntarily executes the Release before the expiration of that period. Employee understands that if he does not sign the Release before the expiration of the Consideration Period, then this Release shall be automatically withdrawn, revoked and

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canceled as well as any offers of the Kingston Receivable incentive compensation associated with it.

c.
Revocation Period. Employee understands that he may revoke this Release within seven (7) calendar days from the date that he signed it (the “Revocation Period”). If Employee does revoke, this Release shall be null and void and of no force and effect on the Company or the Employee. Employee further understands and acknowledges that to be effective, the revocation must be in writing and must be received by the person at the address listed below no later than end of the seventh calendar day after Employee signs this Release.

d.
Effective Date. This Release shall not become effective or enforceable, i.e., the “Effective Date,” until all of the following contingencies occur: (i) the Company receives the Release fully executed by Employee in form and substance acceptable to the Company; (ii) the Revocation Period expires; and (iii) the Release is signed by the Company.

e.
Address for Sending Signed Release and Revocation.

J.S. Whang

Amtech Systems, Inc.

131 South Clark Drive

Tempe, Arizona 85281

AND

Lisa D. Gibbs

Chief Financial Officer

131 South Clark Drive

Tempe, Arizona 85281

f.
Knowing and Voluntary Execution. Employee states that he has read this Release and that he understands all of its terms. Employee specifically acknowledges and agrees that he has not relied on any statements, promises or agreements of any kind made to him in connection with his decision to sign the Release, except for those terms set forth in this Release. Employee represents that he is entering into and signing this Release knowingly and voluntarily, free of any duress or coercion, with full knowledge of what the Release means.

[signature page follows]

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AGREED:

EMPLOYEE: J.S. WHANG

_________________________________ Dated:
(Signature)

AMTECH SYSTEMS, INC.

By: Dated:
(Signature)

(Print Name)

Title:

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